Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Vice President – Finance

(314) 621-0699

Final For Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS FOURTH QUARTER NET SALES

January Comparable Store Sales Increase 4.2%

Fourth Quarter Comparable Store Sales Increase 3.6%

Full Year Fiscal 2008 Comparable Store Sales Increase 0.5%

ST. LOUIS, MO., February 5, 2009 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 239 stores, today reported fourth quarter sales results.

For January, the four-week period ended January 31, 2009, net sales increased 2.0% to $11.9 million, compared to $11.6 million in the same period last year. Comparable store sales (sales for stores open at least one year or more) for the four-week January 2009 period increased 4.2%, compared to a decrease of 9.6% for the four-week period ended February 2, 2008.

For the thirteen-weeks ended January 31, 2009, the Company’s fourth fiscal quarter, net sales were $55.5 million, increasing 1.3% from $54.7 million for the thirteen-weeks ended February 2, 2008. Comparable store sales for the fourth quarter of fiscal 2008 increased 3.6%, compared to a comparable store sales decrease of 6.8% for the fourth quarter of fiscal 2007.

For the fifty-two weeks ended January 31, 2009, the Company’s fiscal year 2008, net sales were $183.7 million, a decrease of 1.4% from $186.3 million in the fifty-two weeks ended February 2, 2008. Comparable store sales for fiscal year 2008 increased 0.5%, compared to a comparable store sales decrease of 12.3% for fiscal year 2007.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 230 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS.

ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.

FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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